Exhibit 99.1

Array BioPharma’s ARRY-797 Meets Primary Endpoint in Clinical Proof of Concept Trial in Osteoarthritis Patients Whose Pain is Poorly Controlled by NSAIDs

BOULDER, Colo.--(BUSINESS WIRE)--July 31, 2012--Array BioPharma (NASDAQ: ARRY) today announced that ARRY-797 met its primary endpoint in a randomized, placebo-controlled and active-controlled (oxycodone ER) Phase 2 clinical trial in 157 osteoarthritis patients suffering from moderate to severe knee pain despite the use of non-steroidal anti-inflammatory drugs (NSAIDs). Patients in all treatment groups continued using NSAIDs throughout the trial.

The investigational compound, ARRY-797, is a novel, oral, selective p38 inhibitor with a mechanism of action unique from that of currently approved pain medications.

Treatment with ARRY-797 resulted in a statistically significant reduction in pain over a 28-day period compared to placebo, as measured using the Western Ontario and McMaster Universities Arthritis Index (WOMAC®) pain subscale (a 0 – 10 numerical pain rating scale). Patients receiving ARRY-797 experienced a mean reduction in the WOMAC® pain subscale score at day 28 vs. baseline that was 0.8 greater than those receiving placebo (2.4 vs. 1.6; one-sided p = 0.0247). Additional endpoints, including WOMAC® physical function, WOMAC® stiffness, responder analysis and the Patient’s Global Impression of Change, also showed improvement relative to placebo.

Oxycodone ER was used as the active control for the trial. A higher discontinuation rate due to adverse events was observed in patients treated with oxycodone ER (34%) than for either the ARRY-797 (6%) or placebo (8%) treatment groups. In patients completing the trial, the reduction in WOMAC® pain observed for ARRY-797 was comparable to that seen with oxycodone ER.

“The study results with ARRY-797 showed promising benefit in the management of pain in osteoarthritis patients who are refractory to NSAIDS,” said Alan Kivitz, M.D., founder of the Altoona Arthritis and Osteoporosis Center and an investigator on the study. “This study was designed with a high hurdle in mind, which this drug was able to overcome.”

In this trial, ARRY-797 was considered overall to be well-tolerated at the selected dose of 400 mg twice-daily. The most common adverse events observed in patients treated with ARRY-797 were dizziness, diarrhea and nausea, which were mainly mild in severity. ARRY-797 treatment was associated with sporadic, transient increases in creatine kinase and aspartate aminotransferase. Mild prolongations of the QTc interval and sustained decreases in systolic and diastolic blood pressure were also observed.

To further explore the safety and tolerability of ARRY-797, Array is currently conducting a multiple ascending dose trial in healthy volunteers at doses up to 2.5-fold higher than those evaluated in the osteoarthritis pain trial. ARRY-797 has been well-tolerated in this trial to date, and greater QTc prolongations were observed at these higher dose levels. No subject in either trial exhibited an absolute QTc interval >500 msec or a change from baseline >60 msec, two values cited by regulatory authorities, including the FDA, as thresholds of particular concern for cardiac arrhythmia. These QTc observations warrant further evaluation.

“These results, together with our earlier studies in acute pain, provide evidence that ARRY-797 delivers therapeutic utility in both acute and chronic pain settings,” said Ron Squarer, Chief Executive Officer, Array BioPharma. “Given the scope of a development program in pain, Array will aggressively seek a partner to maximize the value of this drug.”

About the Osteoarthritis Trial

The Phase 2 trial was a 28-day double-blind, active- and placebo-controlled study in 157 patients with osteoarthritis of the knee who had moderate-to-severe chronic pain despite the use of NSAIDs. Patients were randomized (1:1:1) to receive ARRY-797, placebo or oxycodone ER while continuing their use of NSAIDs. The primary endpoint of the trial was the change in the WOMAC® pain subscale from Baseline to Week 4 compared to placebo. Secondary endpoints included safety and pharmacokinetic assessments, WOMAC® physical function subscale, WOMAC® stiffness subscale, responder analysis and the Patient’s Global Impression of Change.

About Osteoarthritis

Osteoarthritis, the most common form of arthritis, affects well over 20 million people in the U.S. and results in significant utilization of health care resources. A number of medications are currently available for the treatment of osteoarthritis pain, primarily NSAIDs and opioids; however, a significant unmet medical need remains. Opioids, although providing significant analgesic effects, are limited by tolerability issues (for example, somnolence, nausea, vomiting and constipation) and also suffer from the potential for abuse. NSAIDs offer only partial pain relief and are associated with renal, cardiovascular and gastrointestinal safety concerns.

About ARRY-797 / p38 Inhibitor

ARRY-797 is an orally dosed p38-alpha kinase inhibitor discovered by Array scientists. p38 regulates PGE2 production, a significant pain mediator, and TNF and IL-1 production, both mediators of inflammation. Compared to other p38 inhibitors ARRY-797 has distinct properties; it is highly selective, has exceptional potency in whole blood, has a differentiated pharmacokinetic profile and is highly water soluble. ARRY-797 achieved statistically significant analgesic effects in two Phase 2 acute dental pain studies. ARRY-797 has been generally well-tolerated with over 450 subjects/patients treated. In these largely short duration studies, common adverse events included dizziness, headache, diarrhea and nausea, mostly mild in severity and with no clear relation to dose or duration of exposure. Array believes ARRY-797 has an opportunity to address a significant unmet medical need in both acute and chronic pain.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Array has four core proprietary clinical programs: ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma. In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2 clinical trials: selumetinib with AstraZeneca and MEK162 with Novartis. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving ARRY-797, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of ARRY-797, and future plans to progress, develop and partner ARRY-797. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Array to continue to fund and successfully progress research and development efforts with respect to ARRY-797; the ability of Array to out-license further development of ARRY-797 on terms that are favorable to Array; the willingness of pharmaceutical and biotechnology companies to in-license drugs for their product pipelines; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of July 31, 2012 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
ir@arraybiopharma.com